Exhibit 10.5

SHARE SUBSCRIPTION AGREEMENT

Share Subscription Agreement

This Share Subscription Agreement (this “Agreement”) is made as of January 15, 2009 among:

(1)	CHANGYOU.COM LIMITED, a company incorporated under the laws of the Cayman Islands (the “Company”);

(2)	PROMINENCE INVESTMENTS LTD (the “Subscriber”);

(3)	solely for purposes of Section 3.4.1, Section 3.7.3, Section 4 and Section 6, SOHU.COM INC., a Delaware corporation (“Sohu”); and

(4)	solely for purposes of Section 3.4.1, SOHU.COM (GAME) LIMITED, a company incorporated under the laws of the Cayman Islands that is an indirect wholly-owned subsidiary of Sohu (“Sohu Game”).

WHEREAS:

(A)	In 2004, Beijing Fire Fox Digital Technology Co., Ltd. (“Beijing Fire Fox”) was formed as a subsidiary of Sohu (together with its subsidiaries and consolidated variable interest entities, the “Sohu Group”), to carry out Sohu Group’s MMORPG development;

(B)	Upon the formation of Beijing Fire Fox, WANG Tao, who at the time was an employee of the Sohu Group, was granted a contingent right to receive a payment equal to 25% of the value of Beijing Fire Fox upon the occurrence of certain events;

(C)	The Company was incorporated on August 6, 2007 as an indirect wholly-owned subsidiary of Sohu;

(D)	In connection with the carve-out from the Sohu Group to the Company of Sohu Group’s MMORPG business, WANG Tao and Sohu agreed that Wang Tao’s contingent right in Beijing Fire Fox was modified to provide to WANG Tao an equity interest in the Company in lieu of such contingent right;

(E)	WANG Tao has requested that Sohu cause such equity interest to be issued to the Subscriber;

(F)	As of the date hereof, the Company’s authorized share capital consists of 109,774,000 ordinary shares with a par value of US$0.01 per share, consisting of (i) 9,774,000 Class B ordinary shares, of which 8,000,000 shares were issued and outstanding and held by Sohu Game, and (ii) 100,000,000 Class A ordinary shares, none of which has been issued and of which 9,774,000 shares are reserved for issuance upon the conversion of Class B ordinary shares pursuant to the Memorandum and Articles of Association of the Company;

(G)	Pursuant to and in accordance with the foregoing, the Subscriber wishes to subscribe for 1,500,000 of the Company’s Class B ordinary shares (the “Subscribed Shares”), on the terms and conditions set forth in this Agreement and the Plan (as defined below), and the Company wishes to issue and allot such Subscribed Shares to the Subscriber; and

(H)	Immediately following the issuance to the Subscriber of the Subscribed Shares pursuant to this Agreement, the Subscriber will hold 15% of the outstanding ordinary shares (consisting of Class A ordinary shares and Class B ordinary shares) of the Company on a fully-diluted basis, assuming for such purpose the issuance of all of the 2,000,000 Class A ordinary shares reserved for issuance under the Company’s 2008 Share Incentive Plan (the “Plan”), including the Subscribed Shares.

NOW THEREFORE IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement, unless the context requires otherwise:

“Affiliate” shall have the same meaning as is assigned to it in the Memorandum and Articles of Association.

“Board” means the Board of Directors of the Company.

“Business Day” means a day (excluding a Saturday and a Sunday) on which banks generally are open in Hong Kong for the transaction of normal banking business.

“China” means the People’s Republic of China, excluding Hong Kong, the Macau Special Administrative Region and Taiwan.

“Class A ordinary share” means a Class A ordinary share, par value of US$0.01 per share, of the Company, as provided in the Memorandum and Articles of Association.

“Class B ordinary share” means a Class B ordinary share, par value of US$0.01 per share, of the Company, as provided in the Memorandum and Articles of Association.

“Company” means Changyou.com Limited, a Cayman Islands corporation, and, unless the context requires otherwise, includes its subsidiaries and variable interest entities, or “VIEs.”

“Compensation Committee” means the full Board or a Compensation Committee appointed by the Board.

“Hong Kong” means the Hong Kong Special Administrative Region, China.

“Lock-up” has the meaning set forth in Section 3.7.1 hereof.

“Lock-up Period” has the meaning set forth in Section 3.7.1 hereof.

“Lock-up Shares” has the meaning set forth in Section 3.7.1 hereof.

“Memorandum and Articles of Association” means the Amended and Restated Memorandum of Association and the Articles of Association, together, of the Company, as amended from time to time.

“ordinary share” means a Class A ordinary share or a Class B ordinary share, as the case may be.

“Plan” has the meaning set forth in the preamble of this Agreement.

“Sohu” means Sohu.com Inc., a U.S. Delaware corporation.

“Sohu Game” means Sohu.com (Game) Limited, a company incorporated under the laws of the Cayman Islands that is an indirect wholly-owned subsidiary of Sohu.

“Subscribed Shares” means the 1,500,000 Class B ordinary shares subscribed for by the Subscriber pursuant to Clause 2.1 of this Agreement and any Class A ordinary shares issued to the Subscriber upon conversion of such Class B Ordinary Shares.

“Party” means any one of the parties to this Agreement, and “Parties” means each of the parties to this Agreement.

“Qualifying Listing” means the listing of the Class A ordinary shares, including American Depositary Shares or similar securities representing such Class A ordinary shares, (or any securities succeeding to the Class A ordinary shares following any capital reorganization of the Company) (including by way of the Company’s consolidating with or acquiring any listed public company) on any internationally recognized stock exchange, including without limitation the Hong Kong Stock Exchange, the New York Stock Exchange, NASDAQ and the Singapore Stock Exchange.

“WANG Tao” means the Chinese citizen whose I.D. no. is 352101197504300812.

“Expiry Date of Restrictions” means February 2, 2012.

1.2	References herein to Clauses and Schedules are to clauses in and schedules to this Agreement unless the context requires otherwise and the Schedules to this Agreement shall form part of this Agreement.

1.3	Headings are for convenience only and shall not affect the construction of any provision of this Agreement.

2.	SUBSCRIPTION

2.1	Subject to the terms and conditions of this Agreement and the provisions of the Plan, the Subscriber hereby subscribes for and purchases from the Company of the Subscribed Shares, for a total consideration of US$15,000.00.

2.2	The Subscriber is paying the total consideration of US$15,000 for the Subscribed Shares on the date hereof in cash, by check, or by wire transfer to the Company in US dollar.

2.3	Upon receipt of payment as set forth above, the Company shall promptly cause the Subscriber (or its designee, as the Company may be instructed in writing by the Subscriber) to be entered in the register of members of the Company as the record holder of the Restricted Shares, with the Restricted Shares representing fully paid share capital, and shall issue the share certificates in the name of the Subscriber evidencing the Subscribed Shares as follows:

2.3.1	one share certificate evidencing 700,000 Non-Restricted Shares (as defined in Section 3.1.1 below) shall be delivered by the Company to the Subscriber; and

2.3.2.	one or more share certificates evidencing the 800,000 Restricted Shares (as defined in SECTION 3.1.2 below), or any applicable portion thereof, shall be held by the Company for custody until the later of (i) the date on which any applicable portion of such Restricted Shares is released from the Forfeiture Conditions in accordance with the provisions hereof or upon the Expiry Date of Restrictions, or (ii) to the extent applicable, the expiration date of the Lock-up Period with respect to the Lock-up Shares.

3.	SPECIAL STIPULATIONS

3.1	The Subscriber and the Company agree and acknowledge:

3.1.1	In respect of 700,000 of the Subscribed Shares held by the Subscriber (together with any Restricted Shares that have been released from the Forfeiture Conditions pursuant to Section 3.1.3 hereof, hereinafter referred to as “Non-Restricted Shares”), the Subscriber may not, directly or indirectly, transfer, assign, pledge or otherwise dispose of such Non-Restricted Shares, or any portion thereof or interest therein, to any third party, or create any right or interest in favor of any third party in such Non-Restricted Shares, and shall not be entitled to any distributions by the Company to its shareholders (such restrictions, the “Share Restrictions”), provided however, that all Non-Restricted Shares shall be released from the Share Restrictions on the earlier date of the Company’s first Qualifying Listing or the Expiry Date of Restrictions. The above provisions shall not affect any other rights conferred upon the Subscriber by the Memorandum and Articles of Association in respect of ordinary shares held by the Subscriber.

3.1.2	In respect of the 800,000 Subscribed Shares other than the Non-Restricted Shares (hereinafter referred to as “Restricted Shares”), the Restricted Shares are subject to the Forfeiture Conditions (as defined in Section 3.4.1). The Subscriber may not, directly or indirectly, transfer, assign, pledge or otherwise dispose of any Restricted Shares, or any portion thereof interest therein, to any third party, or create any right in such Restricted Shares in any third party and shall not be entitled to any distributions by the Company to its shareholders.

3.1.3	The 800,000 Restricted Shares will be released from the Forfeiture Conditions in four tranches:

3.1.3.1.	on February 1, 2009, 200,000 Restricted Shares will be released and become vested;

3.1.3.2.	on February 1, 2010, 200,000 Restricted Shares will be released and become vested;

3.1.3.3.	on February 1, 2011, 200,000 Restricted Shares will be released and become vested; and

3.1.3.4.	On February 1, 2012, the remaining 200,000 Restricted Shares will become vested, but will remain subject to the Lock-up during the Lock-up Period.

provided, that any Restricted Shares so released from the Forfeiture Conditions pursuant to this Section 3.1.3 shall immediately become “Non-Restricted Shares” (as such term is defined in Section 3.1.1) and shall be subject to the Share Restrictions on Non-Restricted Shares provided in Section 3.1.1, if and to the extent such Share Restrictions are still applicable.

3.2	Upon each release of Restricted Shares, other than the Lock-up Shares, from the Forfeiture Conditions, the Company will deliver to the Subscriber the share certificates evidencing the Restricted Shares (other than the Lock-up Shares) so released.

3.3	Forfeiture Events and Acceleration Events

3.3.1	During the period commencing from the date of this Agreement and ending on the Expiry Date of Restrictions (excluding the Expiry Date of Restrictions), each of the following events shall cause a forfeiture of all Restricted Shares that have not yet been released and become vested pursuant to Section 3.1.3 (each, a “Forfeiture Event”):

3.3.1.1.	The Subscriber breaches any Share Restrictions under Section 3.1.1.

3.3.1.2.	WANG Tao voluntarily terminates his employment with the Company, or its subsidiaries or VIEs, as applicable, or WANG Tao’s employment terminates upon agreement between the Company and WANG Tao.

3.3.1.3.	WANG Tao commits a material breach under any employment agreement between him and the Company or any of its subsidiaries or VIEs.

3.3.1.4.	The Company or any of its subsidiaries or VIEs, as applicable, terminates WANG Tao’s employment agreement: (a) as a result of acts of WANG Tao that constitute grounds for dismissal under employment or personnel policies or rules of the Company as in effect from time to time, or (b) as a result of his violation of, or if such termination is required by, laws relating to labor or employment applicable to WANG Tao or to the Company or its subsidiaries or VIEs; (c) as a result of conduct of WANG Tao or other events constituting grounds for the Company to dismiss WANG Tao for “cause” under the terms of any employment agreement between him and the Company or any of its subsidiaries or VIEs.

3.3.1.5.	In the event that any employment agreement between WANG Tao and the Company, or any of its subsidiaries or VIEs, as applicable, matures before the Expiry Date of Restrictions and (i) the Company proposes that WANG Tao continue his employment and enter into a successor employment agreement either with the same entity or with the Company or any other of its subsidiaries or VIEs, on terms not less favorable to WANG Tao than the maturing employment agreement, and (ii) WANG Tao does not accept such successor employment.

3.3.2	During the period commencing from the date of this Agreement and ending on the Expiry Date of Restrictions (excluding the Expiry Date of Restrictions), none of the following will constitute a Forfeiture Event, and instead will constitute an “Acceleration Event”:

3.3.2.1.	WANG Tao is dismissed without cause from the Company and any applicable subsidiary or VIE before the Expiry Date of Restrictions. For the avoidance of doubt, dismissal without cause shall mean any of the following acts taken by the Company:

3.3.2.1.1.	The Company inappropriately invokes dismissal rights for claimed violation by WANG Tao of internal disciplines and rules (i) in the absence of written employment or personnel policies or rules of the Company conflict providing such dismissal rights, or (ii) if such policies or rules conflict with applicable law, or (iii) if the relevant written employment or personnel policies or rules have not been made available to WANG Tao, or (iv) if the violation of WANG Tao is minor.

3.3.2.1.2.	The Company inappropriately invokes dismissal rights by claiming incompetence on WANG Tao’s part after, for example, significantly adjusting upward the required demands of his duties.

3.3.2.1.3.	The Company significantly reduces WANG Tao’s compensation or his stature of reporting position in the Company, with the result that WANG Tao resigns.

3.3.2.1.4.	The Company eliminates WANG Tao’s position through a downsizing that is otherwise not justified by sound business reasons.

3.3.2.1.5.	The Company violates applicable law or its own written employment or personnel policies or rules in claiming a right to dismiss WANG Tao from employment.

3.3.2.1.6.	The Company dismisses WANG Tao without stating any cause.

3.4	Effect of Forfeiture Events and Acceleration Events

3.4.1

In the event of a Forfeiture Event, all Restricted Shares that have not become vested pursuant to Section 3.1.3 as of the date of such Forfeiture Event will be sold and transferred by the Subscriber to Sohu Game, or any other Affiliate of the Company designated by Sohu in Sohu’s sole discretion, for a purchase price of US$0.01 per ordinary share, automatically and without any action of any kind by the Subscriber, and subject only to Sohu Game’s or such other Affiliate’s tendering to the Subscriber the full purchase price for such ordinary shares (the “Forfeiture Conditions”).

The Subscriber undertakes and agrees to sign any necessary documents and take any necessary actions, as may be reasonably requested by the Company and/or Sohu Game or such other Affiliate from time to time and at the cost of the Company, to ensure the validity and enforceability of the transfer to Sohu Game or such other Affiliate of such forfeited ordinary shares.

3.4.2	In the event of an Acceleration Event, (i) all Restricted Shares will be released from the Forfeiture Conditions and become vested, (ii) all Lock-up Shares will be released from the Lock-up and (iii) all Non-Restricted Shares will be released from the Share Restrictions. The Company will deliver to the Subscriber share certificates representing such released ordinary shares, free of all restrictions under this Agreement.

3.5	The Parties agree that the provisions of this Section 3 (including without limitation, the rights and remedies that any Party herein may have against the other Party or Parties) were agreed to by each of the Parties after reasonable estimation of their respective situations (including the losses that any Party may suffer) and consultation with legal counsel, and that such provisions are fair and reasonable for each Party.

3.6	In the event that a Qualifying Listing has not been completed before the Expiry Date of Restrictions:

3.6.1	the restrictions, including without limitation the Share Restrictions on Non-Restricted Shares, set forth in Section 3.1.1, shall immediately be terminated on the Expiry Date of Restrictions and of no further force or effect upon and after the Expiry Date of Restrictions, and the Subscriber shall be entitled to exercise all rights attaching to the ordinary shares held by it that formerly were Non-Restricted Shares; and

3.6.2	all restrictions on disposition of the Restricted Shares and distribution to shareholders under Section 3.1.2, shall terminate and be of no further force or effect upon and after the Expiry Date of Restrictions.

3.7.	Lock-Up

3.7.1.	During the period from February 1, 2012 through January 31, 2015 (the “Lock-up Period”), the Subscriber may not, directly or indirectly, transfer, assign, pledge or otherwise dispose of any of the 200,000 Restricted Shares that will become vested upon February 1, 2012 (the “Lock-up Shares”), or any portion thereof interest therein, to any third party, or create any right in such Lock-up Shares in any third party. The restrictions set forth in this paragraph with respect to the Lock-up Shares are referred to in this Agreement as the “Lock-up.”

3.7.2	Upon the occurrence of any of the following events (each, a “Breach Event”) during the Lock-up Period, all of the Lock-up Shares then held by the Subscriber at the time of such Breach Event, shall be forfeited by the Subscriber in their entirety:

3.7.2.1.	Wang Tao, on his own behalf or as owner, manager, stockholder (other than as stockholder of less than 2% of the outstanding securities of a company that is publicly traded or listed on a securities exchange), consultant, director, officer or employee of or in any other manner connected with any business entity, participates or is involved in any Competitor without the prior written authorization of the Company. As used in this Section 3.7.2.1, the term “Competitor” means any business of the type and character of business in which the Company engages or proposes to engage, or any online games business in which any other business entity of the Sohu Group engages or proposes to engage, at the time of the occurrence of the event and may include, without limitation, an individual, company, enterprise, partnership enterprise, government office, committee, social organization or other organization that, in any event, produces, distributes or provides the same or substantially similar kind of product or service as the Company or the same or substantially similar online games product or service as such other business entity of the Sohu Group.

3.7.2.2.	Wang Tao, either for his own account or for the account of any individual or business entity other than the Sohu Group: (i) solicits, induces, attempts to hire, or hires any employee or contractor of the Company or any other person who may have been employed or engaged by the Company during the term of Wang Tao’s employment with the Company unless that person has not worked with the Company within the six months following Wang Tao’s last day of employment with the Company; (ii) solicits business or relationships in competition with the Company from any of the Company’s customers, suppliers or partners or any other entity with which the Company does business; (iii) assists in such hiring or solicitation by any other person or business entity or encourages any such employee to terminate his or her employment with the Company; or (iv) encourages any such customer, supplier or partner or any other entity to terminate its relationship with the Company.

3.7.2.3.	Wang Tao, on his own behalf or on behalf of any person or business entity other than the Sohu Group, commits an act of infringement of any patent, trademark, service mark, trade name, copyright, invention, trade secret, proprietary processes or formulae, application for patent, trademark, service mark or copyright, or other industrial and intellectual property right of the Company, including any intellectual property right in any source codes of any MMORPG developed and/or licensed by the Company.

3.7.3.	Upon the occurrence of a Breach Event, all Lock-up Shares forfeited pursuant to Section 3.7.2 hereof will be sold and transferred by the Subscriber to Sohu Game, or any other Affiliate of the Company designated by Sohu in Sohu’s sole discretion, for a purchase price of US$0.01 per ordinary share, automatically and without any action of any kind by the Subscriber, and subject only to Sohu Game’s or such other Affiliate’s tendering to the Subscriber the full purchase price for such ordinary shares. The Subscriber undertakes and agrees to sign any necessary documents and take any necessary actions, as may be reasonably requested by the Company and/or Sohu Game or such other Affiliate from time to time and at the cost of the Company, to ensure the validity and enforceability of the transfer to Sohu Game or such other Affiliate of such forfeited Lock-up Shares.

3.7.4.	Upon the expiration of the Lock-up Period, unless the Lock-up Shares have been forfeited pursuant to Section 3.7.2 hereof, the Company will deliver to the Subscriber one or more share certificates representing all Lock-up Shares, free of all restrictions under this Agreement.

4.	TAG-ALONG RIGHTS OF THE SUBSCRIBER

4.1	Sohu hereby agrees, and is executing this Agreement for the purposes of such agreement set forth in this Section 4, that it will not sell, or permit Sohu Game or any other affiliated company of Sohu to sell, any of the ordinary shares currently held by Sohu Game to any third party, other than to affiliates of Sohu with no net cash inflow from any third parties to Sohu and its affiliates as a consolidated group, without affording the Subscriber the opportunity to sell such number of ordinary shares held by it (including the Non-Restricted Shares and the Restricted Shares) as is in the same proportion to all of the ordinary shares held by it as the ordinary shares sold by Sohu, Sohu Game or such other Sohu affiliated companies bear to all ordinary shares currently held by Sohu Game. The obligations of Sohu in this Section 4 will expire upon the earlier of (i) a Qualifying Listing and (ii) the Expiry Date of Restrictions.

5.	REPRESENTATIONS AND WARRANTIES

5.1	The Company hereby represents and warrants to the Subscriber that:

5.1.1	it is an exempted company duly incorporated and validly existing in the Cayman Islands with limited liability;

5.1.2	its authorized representatives have the requisite and full power and authority to execute this Agreement on its behalf;

5.1.3	the execution and delivery of this Agreement by it do not, and the performance by it of its obligations under this Agreement will not, conflict with any contracts, agreements or undertakings to which it is a party or by which it is bound;

5.1.4	the Subscribed Shares are duly authorized and available for issuance to the Subscriber under the Memorandum and Articles of Association;

5.1.5	no lien, pledge or other encumbrance exists in favor of any third party exists with respect to the Subscribed Shares; and

5.1.6	Sohu Game is the sole shareholder of the Company as of the date of this Agreement.

5.2	The Subscriber hereby represents and warrants to the Company that:

5.2.1	it has the full power and capacity to enter into this Agreement;

5.2.2	the execution and delivery of this Agreement by it do not, and the performance by it of its obligations under this Agreement will not, conflict with any contracts, agreements or undertakings to which it is a party or by which it is bound.

6.	GOVERNING LAW; RESOLUTION OF DISPUTES

6.1	This Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York, in each case exclusive of such jurisdiction’s principles of conflicts of law. If, under the applicable law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion will be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Agreement; the invalidity of any such portion will not affect the force, effect and validity of the remaining portion hereof.

6.1.1	At the option of the party initiating the claim any dispute, controversy or claim arising out of or relating to this Agreement may be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with its arbitration rules. The award rendered in such an arbitration proceeding will be final and binding and judgment on the award rendered may be entered in any court having jurisdiction over the parties.

6.1.2	There shall be one arbitrator. The language of the arbitration will be Mandarin Chinese and any foreign language documents presented at such arbitration will be accompanied by a Mandarin Chinese translation thereof that shall be prepared at the expense of the party seeking to present such document.

6.1.3	Any award of the arbitrators (i) will be in writing, (ii) will state the reasons upon which such award is based and (iii) may include an award of costs, including reasonable attorneys’ fees and disbursements.

6.1.4	The arbitrators will have no authority to award punitive damages or any other damages not measured by the prevailing party’s actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement.

6.1.5	Notwithstanding the foregoing, any party may apply to any court having jurisdiction over the parties to obtain injunctive relief in order to maintain the status quo until such time as an arbitration award may be rendered or the dispute, controversy or claim may be otherwise resolved.

7.	MISCELLANEOUS

7.1	This Agreement becomes effective as if the date hereof and shall terminate on the earlier of (i) the date on which the Shares Restrictions applied to all the Restricted Shares is discharged in accordance with the terms of this Agreement and (ii) the Expiry Date of Restrictions.

7.2	Each Party agrees to consult with the other Party on any such amendment to the Memorandums and Articles of Association and this Agreement as may be reasonably necessary or advisable for the purpose of completing a Qualifying Listing or in the event that any internationally recognized stock exchange and/or relevant regulatory authorities requests such amendment as a precondition of listing.

7.3	Each Party shall pay for its own costs and expenses (including tax) of and incidental to this Agreement.

7.4	Nothing in this Agreement or the Plan shall confer upon WANG Tao any right to continue in the employ of the Company or any of its subsidiaries or VIEs or interfere in any way with the legitimate right of the Company or such subsidiary or VIE to terminate the WANG Tao’s employment at any time.

7.5	Each notice, demand or other communication given or made under this Agreement shall be in writing and delivered or sent to the relevant Party at its address, email address, or fax number set out in Schedule A (or such other address or fax number as the addressee has by 5 days’ prior written notice specified to the other Parties). Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been delivered (i) if given or made by letter, when actually delivered to the relevant address; (ii) if given by email, when sent to the email address of the addressee’s email account without notification for non-delivery or delayed delivery; and (iii) if given or made by fax, when dispatched with transmission confirmation.

7.6	No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

7.7	Unless the other Party has given its prior written consent, any right and obligation under this Agreement shall not be assigned by any Party. If such an assignment is solely for the purpose of completing a Qualifying Listing, the other Party shall give its consent.

7.8	This Agreement (together with any documents mentioned herein), together with the Plan, constitutes the whole agreement between the Parties and no purported amendment hereof shall be effective unless made in writing and signed by the Parties. This Agreement is made pursuant to the provisions of the Plan and shall in all respects be construed in conformity with the terms of the Plan. In the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Compensation Committee has the power, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan, and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.

7.9	This Agreement is made and executed in Mandarin Chinese and English. In case there is any discrepancy, the English version shall prevail.

7.10	This Agreement may be executed in any number of counterparts and by the different Parties on separate counterparts, each of which shall constitute an original, but all the counterparts shall together constitute but one and the same instrument.

Schedule 1

Part 1

Details of the Company

Name:	:	Changyou.com Limited

Registered No.	:	QI192730

Registered Address	:	Cayman Islands

Date of Incorporation	:	August 6, 2007

Legal Share Capital	:	US$1,097,740 divided into 109,774,000 ordinary shares of US$0.01 par value per share, of which 100,000,000 shares are designated Class A ordinary shares and 9,774,000 shares are designated Class B ordinary shares.

Issued Shares	:	Without giving effect to the issuance of the Subscribed Shares pursuant to this Agreement, 8,000,000 Class B ordinary shares of US$0.01 par value per share

Sole Shareholder	:	Sohu.com (Game) Limited

Directors	:	Charles Zhang, WANG Tao

Registered Address	:	Scotia Center, 4th Floor, P.O. Box, George Town, Grand Cayman KY1-1112, Cayman Islands

This Agreement has been executed on the date and year first above written.

Changyou.com Limited

By:	/s/ Charles Zhang
Charles Zhang
Chairman of the Board of Directors

PROMINENCE INVESTMENTS LTD

For and on behalf of

TANAH MERAH LIMITED
Corporate Director

/s/ Celene Koh
Authorized Signatories

Sohu.com Inc.

Executed solely for purposes of Section 3.4.1 (Effect of Forfeiture Events and Acceleration Events), Section 3.7.3 (Lock-up), Section 4 (Tag-Along Rights of Subscriber) and Section 6 (Governing Law; Resolution of Disputes)

By:	/s/ Charles Zhang
Charles Zhang
Chief Executive Officer

Sohu.com (Game) Limited

Executed solely for purposes of Section 3.4.1(Effect of Forfeiture Events and Acceleration Events); Section 3.7.3 (Lock-up)

By:	/s/ Charles Zhang
Name:	Charles Zhang
Title:

Schedule A

To: Changyou.com Limited:	Recipient: Alex HO

Fax: 86-10-6272-6588

Address: East Tower, Jin Yan Building, 29 Shijingshan Road, Shijingshan District, Beijing

Postal Code: 100043

To: Prominence Investments Ltd:	Recipients: Ms Sylvia Khoo/Mr Michael Low

Fax: 65 6212 6227

Address: Credit Suisse Trust, 1 Raffles Link #05-02, Singapore 039393